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                                                                    CONTACTS:
                                            At Lippert/Heilshorn & Associates
                                                            Lillian Armstrong
                                                                    Adam Aron
                                                                 415-433-3777

                                                                  At InSight:
                                                              E. Larry Atkins
                                                              President & CEO
                                                                    Tom Croal
                                                    Executive Vice President/
                                                      Chief Financial Officer
                                                                 714-476-0733


                 INSIGHT HEALTH SERVICES ANNOUNCES $25 MILLION EQUITY
                           INVESTMENT BY THE CARLYLE GROUP

       --INVESTMENT IS PART OF $150 MILLION CAPITAL INFUSION TO FUEL GROWTH --

    Newport Beach, CA, October 14, 1997 - InSight Health Services Corp.
(NASDAQ: IHSC) today announced a major capital infusion, which includes the purchase by The Carlyle Group of $25 million in new Preferred Stock at $8.38 per share. Simultaneously, InSight has executed a definitive agreement with NationsBank, N.A. for $125 million in senior secured credit financing. In addition, InSight has created a new class of Preferred Stock, part of which has been issued to GE in exchange for the early buyout of its supplemental service fee arrangement with InSight, and the balance of which is expected to be issued to GE shortly in exchange for its existing Series A Preferred Stock. The Company's Board will be expanded to nine members. As a result of their investment in InSight, Carlyle and GE have received the right to appoint two directors, and one director, respectively.

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INSIGHT HEALTH SERVICES
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    Frank E. Egger, InSight's Chairman of the Board stated, "This capital infusion is strong evidence of The Carlyle Group's and GE's support for this management team and the long-term strategic direction InSight is pursuing. It places the Company in a significantly stronger financial position from which to execute its business plan. It also enhances InSight's ability to maximize shareholder value."
    E. Larry Atkins, InSight's President and Chief Executive Officer added, "This capital infusion is an enormous step forward for InSight - one that substantially boosts our resources, lowers our cost of capital and fuels our future growth. We are in the midst of several growth initiatives, including acquisitions, expansion of open MRI units and continued development of our radiology co-sourcing product. All these programs will be supported from a stronger capital base as a result of this investment. We are delighted to be associated with organizations of Carlyle's, NationsBank's and GE's caliber. The conversion price of the new Preferred Stock is at a supplemental premium to the recent trading price of our Common Stock, which we believe is a real vote of confidence from these organizations."

INVESTMENT BY THE CARLYLE GROUP

    The Carlyle Group is a private global investment firm, based in Washington, D.C., which originates, structures and acts as lead equity investor in regulated industry sectors concentrating the extensive operating, corporate and governmental experience of its partners. Certain investments, such as its investment in InSight, are focused in industries impacted by federal government policies and regulations, and experiencing consolidation. Formed in 1987, The Carlyle Group has invested over $1.2 billion of equity in 39 transactions.

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INSIGHT HEALTH SERVICES
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NATIONSBANK CREDIT AGREEMENT

    The $125 million NationsBank financing will include a term loan designed to refinance existing debt, a working capital facility and an acquisition facility. The working capital and acquisition facilities will result in $75 million of new capacity to fuel growth and acquisitions. These senior credit facilities will result in a two hundred basis point reduction in current interest rate costs over the refinanced debt. Funding is subject to the satisfaction of certain customary conditions and is expected to occur within two weeks.

THE CONVERTIBLE SECURITIES
     As part of the transaction, GE has agreed to convert all of its existing non-voting Series A Preferred Stock into the new Series C Preferred Stock upon expiration or earlier termination of the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. GE has also received 835,821 shares of Series C Preferred Stock in exchange for the early cancellation of the supplemental service fee agreement, thereby eliminating InSight's annual expense representing a fourteen percent pretax income payment to GE. This termination will result in a non-recurring expense of approximately $6.7 million in the second quarter of fiscal 1998. When converted, GE's holdings would represent 34 percent of the current fully-diluted outstanding shares, and has an initial conversion price of $8.38 per share of Common Stock. GE has also acquired warrants to purchase 250,000 shares of InSight Common Stock at an initial exercise price of $10.00 per share.
    The Series B Preferred Stock purchased by Carlyle will be convertible initially into an aggregate of 2,985,075 shares of InSight Common Stock, or 31 percent of the fully-diluted outstanding shares, at an initial conversion price of $8.38 per share of Common Stock. Carlyle has also acquired warrants to purchase 250,000 shares of InSight Common Stock at an initial exercise price of $10.00 per share.

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INSIGHT HEALTH SERVICES
PAGE 4

    The new Preferred will vote with the Common Stock on all matters except the election of directors, but will be limited to a maximum aggregate vote equal to 37 percent of the votes eligible to be cast on such matters. The Series B and the Series C Preferred Stock also will vote as separate classes with respect to certain matters.

ABOUT INSIGHT HEALTH SERVICES

    InSight, headquartered in Newport Beach, California, provides diagnostic imaging and information, treatment and related management services. It serves managed care, hospitals and other contractual customers in 26 US states, including five major US markets: California, the Southwest, including a major presence in Texas, the Midwest, the Northeast and the Southeast.

SAFE HARBOR STATEMENT

    Statements made in this news release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements that involve risks and uncertainties. It is important to note that the Company's actual results and experience could differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, developments and results of the Company's business include, but are not limited to changing regulatory environment, limitations and delays in reimbursement by third party payors, contract renewals, financial stability of customers, aggressive competition, closing on the NationsBank or other suitable financing, industry-wide market factors and other risk factors detailed in the Company's SEC filings.